Exhibit 99.1
Arrow International, Inc.
Index to Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets at August 31, 2007 and 2006	2-3

Consolidated Statements of Income for the years ended August 31, 2007, 2006 and 2005	4

Consolidated Statements of Comprehensive Income (Expense) for the years ended August 31, 2007, 2006 and 2005	5

Consolidated Statements of Cash Flows for the years ended August 31, 2007, 2006 and 2005	6-7

Consolidated Statements of Changes in Shareholders’ Equity for the years ended August 31, 2007, 2006 and 2005	8-10

Notes to Consolidated Financial Statements	11-33

Report of Independent Registered Public Accounting Firm
To the Board of Directors:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income (expense), shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Arrow International, Inc. and its subsidiaries (the “Company”) at August 31, 2007 and August 31, 2006, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” on September 1, 2005. As also discussed in Note 1, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of SFAS No. 87, 88, 106 and 123(R)” on August 31, 2007.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 31, 2007

ARROW INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	August 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$159,398	$148,576
Marketable securities	16,024	9,783
Accounts receivable, less allowance for doubtful accounts of $2,331 and $1,970 in 2007 and 2006, respectively	107,741	96,937
Inventories	112,665	102,901
Prepaid expenses and other	7,461	7,808
Prepaid income taxes	8,635	9,506
Deferred income taxes	11,956	13,709

Total current assets	423,880	389,220

Property, plant and equipment:
Land and improvements	7,201	7,131
Buildings and improvements	132,967	127,066
Machinery and equipment	221,946	205,130
Construction-in-progress	28,156	22,821

	390,270	362,148
Less accumulated depreciation	(206,374)	(188,295)

	183,896	173,853

Goodwill	42,907	42,830

Intangible assets, net of accumulated amortization of $38,187 and $34,325 in 2007 and 2006, respectively	36,303	45,787
Other assets	10,113	9,863
Prepaid pension costs	17,309	35,884

Total other assets	106,632	134,364

Total assets	$714,408	$697,437

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS, continued
(In thousands, except share amounts)

	August 31,
	2007	2006
LIABILITIES

Current liabilities:
Current maturities of long-term debt	$970	$995
Notes payable and lines of credit	34,779	70,979
Cash overdrafts	2,455	266
Accounts payable	15,200	23,316
Accrued liabilities	26,386	19,925
Accrued dividends	9,665	7,635
Accrued compensation	23,905	14,771
Accrued income taxes	—	200

Total current liabilities	113,360	138,087

Accrued postretirement and pension benefit obligations	22,961	19,072
Deferred income taxes	6,873	14,730
Commitments and contingencies (Note 18)

SHAREHOLDERS’ EQUITY

Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—

Common stock, no par value; 100,000,000 shares authorized; 52,957,626 shares issued in 2007 and 2006	45,661	45,661

Additional paid-in capital	66,612	36,137
Retained earnings	501,992	485,618

Treasury stock at cost:
6,937,134 and 8,051,883 shares in 2007 and 2006, respectively	(45,682)	(53,022)
Accumulated other comprehensive income	2,631	11,154

Total shareholders’ equity	571,214	525,548

Total liabilities and shareholders’ equity	$714,408	$697,437

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	for the years ended August 31,
	2007	2006	2005
Net sales	$511,848	$481,587	$454,296
Cost of goods sold	255,703	244,757	240,457

Gross profit	256,145	236,830	213,839

Operating expenses:
Research and development	26,536	27,548	29,692
Selling, general and administrative	140,437	129,961	128,232
Special charges	8,120	—	—
Restructuring charge	1,349	218	1,886

	176,442	157,727	159,810

Operating income	79,703	79,103	54,029

Other expenses (income):
Interest expense, net of amount capitalized	2,096	895	648
Interest income	(7,219)	(4,053)	(1,770)
Other, net	1,068	401	327

	(4,055)	(2,757)	(795)

Income before income taxes	83,758	81,860	54,824

Provision for income taxes	31,088	25,851	15,311

Net income	$52,670	$56,009	$39,513

Basic earnings per common share	$1.17	$1.25	$0.89

Diluted earnings per common share	$1.15	$1.24	$0.88

Cash dividends per common share	$0.80	$0.66	$0.54

Weighted average shares used in computing basic earnings per common share	45,185,802	44,766,759	44,300,408

Weighted average shares used in computing diluted earnings per common share	45,768,085	45,273,102	45,007,881

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (EXPENSE)
(In thousands)

	for the years ended August 31,
	2007	2006	2005
Net income	$52,670	$56,009	$39,513

Other comprehensive income (expense):
Foreign currency translation adjustments	4,989	3,015	3,670

Minimum pension liability adjustment, net of tax ($9), ($4,446) and $4,455, respectively	15	7,150	(7,165)

Other comprehensive income (expense)	5,004	10,165	(3,495)

Total comprehensive income (expense)	$57,674	$66,174	$36,018

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the years ended August 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$52,670	$56,009	$39,513
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,565	20,415	16,026
Amortization	7,461	6,504	5,482
Inventory reserve charge	—	—	12,419
Fixed asset write off	—	—	2,427
LionHeart™ charges	—	—	4,903
Early retirement plan stock option charge	—	—	1,126
401(k) plan stock contribution	988	925	883
Excess tax benefit from exercise of stock options	(5,197)	(796)	3,997
Stock compensation charge	5,678	3,904	54
Loss (gain) on sale of property, plant and equipment	175	(143)	581
Deferred income taxes	2,194	3,189	(871)
Increase (decrease) in provision for postretirement benefit obligation	250	(1,626)	(7,960)
Decrease (increase) in prepaid pension costs	3,587	(1,666)	8,121
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(7,838)	(3,447)	(6,929)
Inventories	(8,318)	(4,500)	(10,044)
Prepaid expenses and other	268	464	(1,133)
Prepaid income taxes	5,178	(5,178)	—
Accounts payable and accrued liabilities	(1,281)	(4,355)	14,881
Accrued compensation	8,919	1,761	(1,283)
Accrued income taxes	731	(758)	(2,988)

Total adjustments	33,360	14,693	39,692

Net cash provided by operating activities	86,030	70,702	79,205

Cash flows from investing activities:
Capital expenditures	(30,459)	(38,297)	(33,958)
Purchase of marketable securities	(53,512)	(18,923)	—
Sales and maturities of marketable securities	47,271	9,140	—
Proceeds from sale of property, plant and equipment	1,264	2,823	23
(Increase) decrease in intangible and other assets	(1,322)	(5,178)	(1,999)
Cash paid for businesses acquired	—	(9,575)	(8,550)

Net cash used in investing activities	(36,758)	(60,010)	(44,484)

Cash flows from financing activities:
(Decrease) increase in notes payable and lines of credit	(38,062)	40,514	43
Principal payments of long-term debt	—	—	(1,925)
Reduction of current maturities of long-term debt	(25)	(59)	(57)
Increase (decrease) in cash overdrafts	2,189	(134)	(736)
Excess tax benefit from exercise of stock options	5,197	796	—
Dividends paid	(34,266)	(28,630)	(21,255)
Proceeds from stock options exercised	25,227	4,824	14,106

Net cash (used in) provided by financing activities	(39,740)	17,311	(9,824)

Effects of exchange rate changes on cash and cash equivalents	1,290	1,247	253
Net change in cash and cash equivalents	10,822	29,250	25,150
Cash and cash equivalents at beginning of year	148,576	119,326	94,176

Cash and cash equivalents at end of year	$159,398	$148,576	$119,326

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS, continued
(In thousands)

	For the years ended August 31,
	2007	2006	2005
Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest (net of amount capitalized)	$2,089	$807	$836
Income taxes	$24,348	$32,329	$14,284

Business acquisitions:

Estimated fair value of assets acquired	$—	$10,618	$8,871
Accrual for additional payments owed	—	1,043	321

Cash paid for assets	$—	$9,575	$8,550

Cash paid for businesses acquired:
Working capital	$—	$1,863	$3,221
Intangible assets	—	8,755	5,650
Accrual for additional payments owed	—	(1,043)	(321)

	$—	9,575	8,550

Supplemental schedule of non-cash investing and financing activities:

Intangible assets acquired by issuing treasury stock	$725	$—	$—

Dividends declared but not paid	$9,665	$7,635	$6,693

Increase (decrease) in property, plant and equipment in accounts payable	$(2,736)	$2,632	$(217)

Acquisition of treasury stock as payment for stock option exercises	$—	$231	$—

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
for the years ended August 31, 2007, 2006 and 2005
(In thousands, except share and per share amounts)

							Accumulated Other Comprehensive Income
							(Expense)
								Other Comprehensive
	Common Stock					Treasury Stock		Income		Total
										Accumulated
								Minimum		Other
			Additional				Adoption of	Pension	Cumulative	Comprehensive
			Paid In	Retained			SFAS No.	Liability	Translation	Income
	Shares	Amount	Capital	Earnings	Shares	Amount	158	Adjustment	Adjustment	(Expense)
Balance, August 31, 2006	52,957,626	$45,661	$36,137	$485,618	8,051,883	$(53,022)	$0	$(15)	$11,169	$11,154

Cash dividends on common stock, $0.80 per share				(36,296)
Acquisition of treasury stock as payment for stock option exercises
Exercise of stock options			18,223		(1,063,754)	7,004
Treasury stock issued as contribution to the Company’s 401(k) Plan			801		(28,368)	187
Stock option tax benefit (non-qualified stock option)			5,197
Treasury stock issued to purchase intangible assets			576		(22,627)	149

Stock compensation			5,678
Foreign currency translation adjustments									4,989	4,989
Minimum pension liability adjustment								15		15
Adoption of SFAS No. 158							(13,527)			(13,527)
Net income				52,670

Balance, August 31, 2007	52,957,626	$45,661	$66,612	$501,992	6,937,134	$(45,682)	$(13,527)	$—	$16,158	$2,631

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
for the years ended August 31, 2007, 2006 and 2005
(In thousands, except share and per share amounts)

							Accumulated Other Comprehensive Income
							(Expense)
									Total
	Common Stock				Treasury Stock				Accumulated
							Minimum		Other
			Additional				Pension	Cumulative	Comprehensive
			Paid In	Retained			Liability	Translation	Income
	Shares	Amount	Capital	Earnings	Shares	Amount	Adjustment	Adjustment	(Expense)
Balance, August 31, 2005	52,957,626	$45,661	$27,404	$459,181	8,339,767	$(54,728)	$(7,165)	$8,154	$989

Cash dividends on common stock, $0.660 per share				(29,572)
Acquisition of treasury stock as payment for stock option exercises					7,403	(231)
Exercise of stock options			3,316		(265,136)	1,739
Treasury stock issued as contribution to the Company’s 401(k) Plan			727		(30,151)	198
Stock option tax benefit (non-qualified stock option)			786

Stock compensation			3,904
Foreign currency translation adjustments								3,015	3,015
Minimum pension liability adjustment							7,150		7,150
Net income				56,009

Balance, August 31, 2006	52,957,626	$45,661	$36,137	$485,618	8,051,883	$(53,022)	$(15)	$11,169	$11,154

See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
for the years ended August 31, 2007, 2006 and 2005
(In thousands, except share and per share amounts)

							Accumulated Other Comprehensive Income
							(Expense)
									Total
	Common Stock				Treasury Stock				Accumulated
							Minimum		Other
			Additional				Pension	Cumulative	Comprehensive
			Paid In	Retained			Liability	Translation	Income
	Shares	Amount	Capital	Earnings	Shares	Amount	Adjustment	Adjustment	(Expense)
Balance, August 31, 2004	52,957,626	$45,661	$12,771	$443,676	9,182,802	$(60,261)	$—	$4,484	$4,484

Cash dividends on common stock, $0.540 per share				(24,008)
Exercise of stock options			8,813		(814,782)	5,293
Treasury stock issued as contribution to the Company’s 401(k) Plan			643		(28,253)	240
Stock option tax benefit (non- qualified stock option)			3,997
Early retirement plan acceleration of stock option vesting			1,126

Stock compensation			54
Foreign currency translation adjustments								3,670	3,670
Minimum pension liability adjustment							(7,165)		(7,165)
Net income				39,513

Balance, August 31, 2005	52,957,626	$45,661	$27,404	$459,181	8,339,767	$(54,728)	$(7,165)	$8,154	$989

All historical share and per share amounts have been adjusted to reflect the two-for-one split of the Company’s common stock effected on August 15, 2003.
See notes to consolidated financial statements

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
1.	Summary of Significant Accounting Policies:
General:
Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care medical procedures. The Company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, pain management specialists and other health care providers.
Principles of Consolidation:
The accompanying consolidated financial statements include the accounts of Arrow International, Inc. and its wholly-owned subsidiaries (collectively, the “Company”). All intercompany transactions have been eliminated in consolidation.
Cash and Cash Equivalents:
The Company considers all highly liquid debt instruments purchased with an initial maturity of 90 days or less to be cash equivalents. The carrying amount of cash and cash equivalents approximate fair value.
Use of Estimates:
The preparation of these consolidated financial statements requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of its financial statements. The Company bases its estimates on historical experience, actuarial valuations and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by the Company’s management there may be other estimates or assumptions that are reasonable, the Company believes that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements.
Inventory:
The Company values its inventories at the lower of cost or market. The Company uses a standard cost system and cost is determined by the “first-in, first-out” (FIFO) method. This standard cost system uses estimates of overhead absorption, direct labor hours, production volumes and yields and variance amortization. The Company uses a materials management program for identifying, redeploying and/or destroying slow-moving, inactive or potentially obsolete inventory. An adjustment to net realizable value is recorded for all inventory specifically identified as slow-moving, inactive or potentially obsolete based on a quarterly assessment performed by the Company’s management. During fiscal 2005, the Company changed from an order point to a Materials Requirement Planning system and compared in greater detail planned future usage to inventory quantities on hand and, as a result, the Company was able to modify its estimates used to account for excess inventory. As a result of this modification of its estimates, the Company recorded a $12,419 reserve for inventory components in excess of 36 months forecasted usage (as well as obsolete field service parts), consisting of $5,055 of critical care product raw materials, semi-finished and finished goods, $3,490 of HemoSonic™ components and $3,874 of intra-aortic balloon (IAB) inventories. Inventory in excess of 36 months of forecasted usage may be used in the future if production requirements increase.
The Company’s inventory is evaluated on an ongoing basis and is adjusted as necessary to accurately reflect current conditions. In the second quarter of fiscal 2005, the Company recorded a provision of $2,079 for inventory related to its LionHeart™ Left Ventricular Assist System (LVAS) in excess of anticipated requirements and, in addition, wrote off its remaining investment in the LionHeart™ program, which included $860 in components.
Goodwill, Intangible and Other Assets:
Goodwill represents the excess of the cost over the fair value of net assets acquired in business combinations. Currently, the Company operates as a single reporting unit. Goodwill is not amortized and is subject to an annual assessment of impairment and potentially additional impairment assessments based upon the occurrence of certain circumstances or events. The Company determines the fair value of its reporting unit using quoted market rates and cash flow techniques. The fair value of the reporting unit is compared to the carrying value of the reporting unit to determine if an impairment loss should be calculated. If the book value of the reporting unit exceeds the fair value of the reporting unit, an impairment loss is indicated. The loss is calculated by comparing the fair value of the goodwill to the book value of the goodwill. If the book value of the goodwill exceeds the fair value of goodwill, an impairment loss is recorded. Fair value of goodwill is determined by subtracting the fair value of the identifiable assets of a reporting unit from the fair value of the reporting unit.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
Intangible assets, net include certain assets acquired from business acquisitions and are being amortized using the straight-line method over their estimated period of benefits, from 5-25 years. The Company’s management reviews the carrying amount of intangible assets at each balance sheet date to assess the continued recoverability based on future gross cash flows and operating results from the related asset, future asset utilization and changes in market conditions. Long-lived assets and certain identifiable intangibles to be held and used or disposed of are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required and a market value is not determinable, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write down to a new basis is required. Impairment will be recorded based on an estimate of future discounted cash flows.
Amortization expense of intangibles for fiscal 2007 was $7,461. Estimated intangible amortization expense for each of the next five succeeding fiscal years is as follows:

Year Ending August 31,	Total
2008	$6,337
2009	5,867
2010	4,015
2011	2,814
2012	1,722

$20,755

Property, Plant and Equipment:
Property, plant and equipment are stated at cost and are depreciated over the estimated useful lives of the assets using the straight-line method. Upon retirement, sale or other disposition, the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations. The useful lives for property, plant and equipment are as follows:

Land improvements	5 years
Buildings and leasehold improvements	5 — 40 years
Machinery and equipment	3 — 10 years
Computer software and hardware	3 — 5 years
In fiscal 2005, the Company recorded a $2,427 write off of equipment no longer in use based on physical inventories of the Company’s worldwide equipment and also recorded a $3,804 reduction in depreciation expense ($3,514 to cost of sales and $290 to selling, general and administrative expenses) for the correction of fixed asset lives primarily for manufacturing equipment in the Company’s non-U.S. facilities, as those lives were shorter than those prescribed by the Company’s policy. In the second quarter of fiscal 2005, the Company wrote off $2,824 in equipment and components as a result of the Board of Directors’ decision on April 6, 2005 to discontinue the development, sales and marketing programs related to its Arrow LionHeart™ LVAS.
Marketable Equity Securities:
Investments in marketable equity securities are classified as available-for-sale. Marketable equity securities are carried at fair market value, with unrealized holding gains and losses, net of tax, reported as accumulated other comprehensive income (expense) within shareholders’ equity. There were no unrealized gains or losses during fiscal 2007 and 2006, respectively. The marketable equity securities include investments in government securities and corporate debt.
Financial Instruments:
All derivative financial instruments, such as foreign exchange contracts, are recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders’ equity (as a component of comprehensive income / (expense)), depending on whether the derivative is being used to hedge changes in fair value, cash flows or foreign currency.
The Company enters into foreign currency forward contracts, which are derivative financial instruments, with major financial institutions to reduce the effect of these foreign currency risk exposures, primarily on U.S. dollar cash inflows resulting from the collection of intercompany receivables denominated in foreign currencies. The Company classifies a portion of certain intercompany receivables as long-term investments. The foreign exchange translation effect related to these long-term receivables is reported as accumulated other comprehensive income / (expense) within shareholders’ equity.
Foreign currency forward contracts are marked to market each accounting period, and the resulting gains or losses on these contracts are recorded in other income / (expense) of the Company’s consolidated statements of income. Gains and losses on these contracts are offset by changes in the U.S. dollar value of the foreign denominated assets, liabilities and transactions being hedged. The Company does not use financial instruments for trading or speculative purposes. From time to time, the Company also purchases foreign currency

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
option contracts to hedge anticipated sales in foreign currencies to foreign subsidiaries. The option premiums paid are recorded as assets and amortized over the life of the option. Other than the risk associated with the financial condition of the counterparties, the Company’s maximum exposure related to foreign currency options is limited to the premiums paid. The total premiums authorized to be paid in any fiscal year cannot exceed $1,000 pursuant to the terms of the Foreign Currency Management Policy Statement approved by the Company’s Board of Directors. Gains and losses on purchased option contracts result from changes in intrinsic or time value. Both time value and intrinsic value gains and losses are recorded in shareholders’ equity (as a component of comprehensive income/(expense)) until the period in which the underlying sale by the foreign subsidiary to an unrelated third party is recognized, at which point those deferred gains and losses are recognized in net sales.
The Company has entered into interest rate swap agreements to reduce the impact of its floating rate debt. These interest rate swap agreements allow the Company to exchange floating rate for fixed interest payments over the life of the agreement. The differential is accrued as interest rates change and is recorded as interest expense. The Company does not use financial instruments for trading or speculative purposes.
Revenue Recognition:
Revenue is recognized by the Company based upon estimates of the time its products are delivered and title and risk of loss has passed to its customer. The Company’s net sales represent gross sales invoiced to customers, less certain related charges, including discounts, returns, rebates and other allowances. Such charges are recognized against revenue on an accrual basis. The Company offers sales discounts to certain customers based on prior experience with these customers, business needs and regional competition. Product returns are permitted. The accrual for product returns is based on the Company’s history of actual product returns. Historically, product returns have not been material. The Company’s practice is to credit or replace lost or damaged shipments. The Company grants sales rebates to certain distributors upon achievement of agreed upon pricing for sales of the Company’s products to hospitals. Incurred but unpaid rebates are accrued by the Company in the period in which they are incurred. The Company’s rebate accrual is based on its history of actual rebates paid. The Company’s reserves for rebates are reviewed at each reporting period and adjusted to reflect data available at that time.
Accounts Receivable and Allowance for Doubtful Accounts:
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. This allowance is used to state trade receivables at estimated net realizable value. The Company relies on prior payment trends while giving consideration to other criteria such as political risk, financial status and other factors to estimate the cash which ultimately will be received. Such amounts cannot be known with certainty at the financial statement date. The Company regularly reviews individual past due balances over 90 days and over a specific amount for collectibility and maintains a specific allowance for customer accounts that will likely not be collectible. The Company also maintains an allowance for estimated future collection losses on existing receivables, determined based on historical trends.
The following are the changes in the allowance for doubtful accounts for fiscal 2007 and 2006:

	For the fiscal years ended
	August 31,	August 31,
	2007	2006
Balance at September 1	$1,970	$2,176
Net additions (recoveries)	579	99
Write-offs of previously reserved balances	(218)	(305)

Balance at August 31	$2,331	$1,970

Income Taxes:
Deferred tax assets and liabilities are recorded when differences exist between the financial statement carrying amounts and the tax basis of assets or liabilities. The Company regularly reviews its deferred tax assets for recoverability and has not established valuation allowances. The Company deems all undistributed earnings of foreign subsidiaries permanently invested and, accordingly, has not established a tax provision for any repatriation of retained earnings in these entities.
The Company’s effective tax rate differs from the statutory rate primarily as a result of research and development tax credits, deductions associated with the Extraterritorial Income tax regime/Section 199 deduction and a tax holiday in the Czech Republic. Because the Company operates in a number of domestic and foreign tax jurisdictions, the statutory rates within these various jurisdictions are considered in determining the Company’s overall effective tax rate. Management’s judgment is required to determine the Company’s consolidated provision for income tax expense, deferred income tax balances and any valuation allowances associated with deferred tax

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
assets. The Company’s management also considers open statutory periods, current and anticipated audits, and the impact that any adverse adjustments would have on the Company’s current and prospective overall effective tax rate.
Foreign Currency Translation/Transaction:
The Company’s foreign subsidiaries use their local currency as the functional currency. All assets and liabilities are translated at year-end exchange rates and the adjustments are recorded within accumulated other comprehensive income / (expense) within shareholders’ equity. All income and expense accounts are translated at average exchange rates and adjustments from the translation are recorded in accumulated other comprehensive income/ (expense) within shareholders’ equity. Foreign currency transaction gains and losses resulting from intercompany receivables denominated in the local currencies are included in other income/(expense) in the consolidated statement of income, and were $649, $232 and $91 for the fiscal years ended August 31, 2007, 2006 and 2005, respectively.
Employee Benefit Plans:
The Company sponsors pension, post-retirement, medical and life insurance plans covering substantially all of its employees who meet the applicable eligibility requirements. The Company uses several actuarial and other statistical factors which attempt to anticipate future events in calculating its expense and liability related to these plans. These factors include assumptions about discount rate, expected return on plan assets and rate of future compensation increases, as determined by the Company within specified guidelines. In addition, the Company’s actuarial consultants also utilize subjective assumptions, such as withdrawal and mortality rates, to estimate these factors. The actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences, depending on their magnitude, could have a significant impact on the amount of pension expense recorded by the Company in any particular period.
The FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans–an amendment of SFAS No. 87, 88, 106 and 132(R)”, in September 2006. This statement requires that an employer recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end. The provisions of SFAS No. 158 will be effective for fiscal years ending after December 15, 2006. The adoption of this statement resulted in a charge of $13,527 to accumulated other comprehensive expense as of August 31, 2007.
Earnings/(Loss) Per Share:
Basic earnings/(loss) per common share is computed by dividing net income/(loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings/(loss) per share is computed by dividing net income/(loss) available to common shareholders by the weighted-average number of shares that would have been outstanding if the potentially dilutive common shares had been issued. The diluted earnings/(loss) per share does not assume the exercise of options that would have an antidilutive effect on earnings/(loss) per share.
Computer Software Costs:
The Company records and amortizes certain costs of computer software in accordance with “Statement of Position (SOP) 98-1”, “Accounting for the Costs of Computer Software Development or Obtained for Internal Use” issued by the Accounting Standards Executive Committee of the Institute of Certified Public Accountants (AcSec). Total cost capitalized under the provisions of SOP 98-1 was $23,293 and $21,930 as of August 31, 2007 and 2006, respectively, less amortization of $13,783 and $10,988 as of August 31, 2007 and 2006, respectively.
The Company also records certain costs of software in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” In accordance with the provisions of this statement, the Company’s costs incurred in the research and development of new software components and enhancements to existing software components of certain of its products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional software development costs are capitalized and amortized over the useful life of the asset. Total cost capitalized under the provisions of SFAS No. 86, was $8,577 and $6,477 as of August 31, 2007 and 2006, respectively, less amortization of $5,188 and $3,354 as of August 31, 2007 and 2006, respectively.
Research and Development:
Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company. The costs of materials (whether from the Company’s normal inventory or acquired specially for research and development activities) and

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses (in research and development projects or otherwise) are capitalized as tangible assets when acquired or constructed. The cost of such materials consumed in research and development activities and the depreciation of such equipment or facilities used in those activities are recorded as research and development costs. In fiscal 2007, the Company wrote off its remaining investment in the CorAide program of $514 to research and development costs as a result of the Company’s decision to limit the Company’s involvement in the development of the CorAide left ventricular assist system. In fiscal 2005, the Company wrote off $341 to research and development expenses related to the impairment of certain equipment as a result of the Company’s decision to discontinue the development, sales and marketing programs related to its Arrow LionHeart LVAS.
Product Liability:
Costs for attorney’s fees and indemnification associated with injuries resulting from the use of the Company’s products are provided for in estimating reserves. The Company provides reserves for product liability by utilizing loss estimates prepared by the primary product liability insurance carrier with adjustments, as appropriate, based upon management’s perspective on the ultimate projected claim, giving consideration to the perspective of outside counsel and other relevant factors. The Company records a reserve regarding a particular claim when a loss is known or considered probable and the amount can be reasonably estimated. If a loss is not probable or a probable loss cannot be reasonably estimated, a reserve is not recorded. The Company’s primary global product liability insurance policy is on a claims made basis. For fiscal 2007, the Company’s deductibles for its primary global product liability insurance policy were $2,000 per occurrence for domestic product liability claims, with the Company’s annual exposure for such deductibles in any one policy year being limited to $4,000, with each deductible level remaining in effect for fiscal 2008. The policy year runs from September 1 to August 31 and currently has a $15,000 aggregate limit. The Company also has additional layers of coverage insuring up to $35,000 in annual aggregate losses arising from claims that exceed the primary product liability insurance policy limits. Because deductibles were due to increase when the Company renewed its product liability insurance policy in September 2002, the Company elected to exercise a provision in its then current policy that maintains deductibles and limits for unreported claims occurring prior to September 1, 2002 at existing levels for five years.
Stock Option Plans:
The FASB issued SFAS No. 123R, “Share-Based Payment”, in December 2004. This statement requires that the cost of most forms of equity-based compensation granted to employees be recognized in a company’s income statement and that such cost be measured at the fair value of the equity instruments granted. This statement replaces the guidance in SFAS No. 123, “Accounting for Stock-Based Compensation, and APB No. 25, Accounting for Stock Issued to Employees.”
The Company adopted the provisions of SFAS No. 123R effective September 1, 2005 using the modified prospective method. The adoption of this statement has resulted in charges of $3,904 in fiscal 2006 to income from continuing operations and income before income taxes, of which $527 was recorded to cost of sales, $389 to research and development, and $2,988 to selling, general and administrative expenses. These charges impacted net income by $3,362 in fiscal 2006. The tax benefit from this stock option expense is less than the statutory tax benefit because the Company cannot recognize the tax benefit on future disqualifying dispositions of incentive stock options until such time as these dispositions occur. Prior to September 1, 2005, the Company had applied the existing accounting rules under Accounting Principles Board (APB) No. 25, as amended by SFAS No. 148, and provided pro forma net income and pro forma earnings per share disclosures for employee stock option grants made as if the fair value method in measuring compensation costs for stock options granted subsequent to December 15, 1995 had been applied.
In November 2005, the FASB issued FASB Staff Position No. SFAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the transition method provided in this FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R. The transition method includes the long-form method to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that were outstanding upon adoption of SFAS No. 123R.
On October 27, 2004, the Company’s Board of Directors approved a voluntary early retirement program for all of the Company’s salaried and non-exempt employees in its three locations in the Reading, Pennsylvania area who attained age 57 or older and had at least five years of service with the Company as of January 31, 2005. The program provided that each such eligible employee’s stock options issued under the Company’s stock incentive plans, which were unvested as of the effective date of his or her retirement, accelerated so as to vest and become fully exercisable as of such date. As a result of the acceleration, options to acquire 122,495 shares of the Company’s common stock, which otherwise would have vested over the next two years, became immediately exercisable. The Company’s pro forma disclosure includes the effect of this accelerated vesting as calculated under SFAS No. 123 of $1,126.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
Had compensation expense for stock options granted in fiscal 2005 been recorded based on the fair market value at the grant date, the Company’s net income and basic and diluted earnings per share, net of related income tax effects, for the periods ended August 31, 2005 would have been reduced to the pro forma amounts indicated in the table below:

2005
Net income applicable to common shareholders

As reported	$39,513
Add: Stock based employee compensation expense included in reported net income, net of related tax effects	771
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,672)

Pro forma	$38,612

Basic earnings per common share
As reported	$0.89
Pro forma	$0.87

Diluted earnings per common share
As reported	$0.88
Pro forma	$0.86
The pro forma effects are not representative of the effects on reported net income for future years, as most of the stock option awards granted by the Company vest in cumulative increments over a period of either four or five years. The information provided in the table above includes the impact of both vested and non-vested options.
The Company has adopted and its shareholders have approved four stock plans, the 1992 Stock Incentive Plan (the “1992 Plan”), which was adopted on April 1, 1992, the Directors’ Stock Incentive Plan, as amended (the “Directors Plan”), which was approved by the Company’s shareholders on January 17, 1996, with amendments thereto approved by the Company’s shareholders on January 19, 2000, the 1999 Stock Incentive Plan (the “1999 Plan”), which was approved by the Company’s shareholders on June 19, 2000, with non-material amendments thereto approved by the Company’s Board of Directors on October 27, 2004, and the 2006 Directors Stock Incentive Plan (the “2006 Directors Plan”), which was approved by the Company’s shareholders on January 18, 2006. The 1992 Plan, which expired in accordance with its terms in 2002, and the 1999 Plan authorize the granting of stock options, stock appreciation rights and restricted stock. The Directors Plan, which had authorized the granting of a maximum of 300,000 non-qualified stock options, expired in accordance with its terms on January 17, 2006. The 2006 Directors Plan authorizes the granting of a maximum of 500,000 shares of the Company’s common stock (subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or similar event) in the form of non-qualified stock options and /or restricted stock. Under the Directors Plan and the 2006 Directors Plan, members of the Board of Directors of the Company and its subsidiaries are eligible to participate if they are not also employees or consultants of the Company or its subsidiaries, and do not serve on the Board of Directors as representatives of the interest of shareholders who have made an investment in the Company. The 2006 Directors Plan provides for an initial grant of options to purchase 10,000 shares of common stock upon each eligible director’s initial election or appointment to the Board of Directors and, thereafter, the grant of such number of additional options to purchase shares of common stock and/or shares of restricted stock, in each case as the Board of Directors in its discretion may determine, on the date of each annual meeting of shareholders of the Company.
The Company had followed the provision of APB No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, which required compensation expense for options to be recognized only if the market price of the underlying stock exceeded the exercise price on the date of grant. Accordingly, the Company had not recognized compensation expense for its options granted during the 2005 fiscal year.
In fiscal 2007, 2006 and 2005, the Company granted 51,000, 1,073,500 and 185,000 options, respectively, to key employees to purchase shares of the Company’s common stock pursuant to the 1999 Plan. The exercise price per share ranged from $32.09 to $35.32 for the options granted in fiscal 2007, $29.41 to $29.94 for the options granted in fiscal 2006 and from $29.08 to $33.59 for the options granted in fiscal 2005. These amounts represent the fair market value of the common stock of the Company on the respective dates that the options were granted. The options expire ten years from the grant date. The majority of options vest ratably over five years, at one year intervals from the grant date and, once vested, are exercisable at any time. During fiscal 2007, the Company granted 25,000 options,

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
which vest ratably over five years, and 26,000 options, which vest in their entirety upon the second anniversary of the grant date, pursuant to the 1999 Plan.
During fiscal year 2007, the Company did not grant any options to its directors to purchase shares of the Company’s common stock pursuant to its 2006 Directors Plan. On January 18, 2006, the Company granted 30,000 options pursuant to the 2006 Directors Plan and in September 2005 and January 2005, the Company granted 10,000 and 27,000 options, respectively, pursuant to the Directors Plan, to its directors to purchase shares of the Company’s common stock. The exercise price per share ranged from $30.92 to $30.97 for the options granted during fiscal 2006 and was $30.60 for the options granted in 2005. These amounts represent the fair market value of the common stock of the Company on the date that the options were granted. The options expire ten years from the grant date. The options fully vest one year from the grant date.
Stock option activity for the year ended August 31, 2007 is summarized in the table below:

		Weighted
		Average	Aggregate
	Shares	Exercise	Intrinsic
	FY 2007	Price	Value
Outstanding at September 1	3,101,881	$25.18
Granted	51,000	$33.74
Exercised	(1,063,754)	$23.64
Terminated	(69,955)	$27.22

Outstanding at August 31	2,019,172	$26.13	$12,304

Exercisable at August 31	1,080,704	$23.23	$5,784
The intrinsic value of the stock options exercised during fiscal years 2007, 2006 and 2005 was $5,438, $1,472 and $4,129, respectively.
A summary of the status of the Company’s nonvested stock options as of August 31, 2007 are summarized below:

	For the fiscal year ended August 31, 2007
		Weighted Average
	Number of Shares	Option Grant Date
	Underlying Options	Fair Value
Nonvested at September 1, 2006	1,823,446	$6.33
Granted	51,000	$7.64
Vested	(887,114)	$5.73
Terminated	(48,864)	$6.90

Nonvested at August 31, 2007	938,468	$6.95
As of August 31, 2007, there was $5,198 of total unrecognized cost related to nonvested share-based compensation arrangements granted under the Company’s stock incentive plans. This cost is expected to be recognized over a weighted average period of four years. The total fair value of shares underlying stock options which vested during fiscal 2007, 2006 and 2005 was $5,083, $2,043 and $3,034, respectively.
The fair value of the stock options granted were estimated on the date of the grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of the grant. The expected volatilities are based on the historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected lives of the stock options granted represent the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior with respect to the options granted to them.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
The per share weighted average value of stock options granted in fiscal 2007, 2006 and 2005 was $7.64, $7.43 and $5.99, respectively. The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following average assumptions:

	2007	2006	2005
Risk-free interest rate	4.86%-4.99%	3.71%-4.30%	3.19%
Dividend yield	2.10%-2.31%	2.07%-2.13%	1.74%
Volatility factor	19.25%-19.61%	23.14%-23.77%	20.26%
Expected lives	6 years	6 years	5 years
2.	Special Charges:
During fiscal 2007, the Company incurred special charges of $8,120 for expenses primarily related to its previously announced decision to review strategic alternatives aimed at enhancing shareholder value. Of the $8,120 in total costs, $3,801 was related primarily to legal and consulting expenses and $1,906 was related to severance and related costs for former executives. The remaining $2,413 was incurred as a non-cash charge for accelerated vesting of stock options.
3.	LionHeart™ Charges:
In April 2005, the Company decided to discontinue the development, sales and marketing programs related to its LionHeart LVAS.
There were no sales of the Company’s LionHeart devices during either of the first two quarters of fiscal year 2005. As a result, the Company recorded a provision of $2,079 for LionHeart inventory in excess of anticipated requirements. In addition, the Company wrote off in that quarter its remaining investment in the LionHeart program, which included $2,824 in equipment and components. The write off of equipment was recorded in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company reached its conclusion that its LionHeart equipment was impaired based on the completion of a study by an outside consulting firm, which included the use of future cash flow analyses to estimate the fair value of these assets. The total write off in the second quarter of fiscal year 2005 related to the LionHeart was $4,903, of which $4,562 was recorded to cost of sales and $341 to research and development expenses.
4.	Restructuring Charges:
As part of its plans to rationalize its production operations and related logistics in Europe, in November 2004, the Company determined to move its European Distribution Center, previously situated in Weesp, Netherlands, to a more centralized European location in the Limberg region of Belgium in order to have better access to existing carrier transportation networks and allow for more cost-competitive expansion of its European operations in the future. The Company continued to implement this relocation plan in fiscal 2007 and presently expects any additional charges to be immaterial. Restructuring charges related to this relocation and related logistics are summarized below:

		Actual Costs Expensed
					Costs
	Estimate of Total		For the		expensed but
	Expected	As of	Twelve		not yet paid as
	Restructuring	August 31,	Months Ended	Total to	of August 31,
	Charges	2006	August 31, 2007	Date	2007
Severance and related expenses	$868	$618	$216	$834	$337
Lease termination costs	607	581	—	581	273
Property, plant and equipment carrying cost and costs of disposal	120	59	5	64	—
Other, including equipment and inventory moving costs, employee relocation costs, and external consulting fees	453	299	154	453	—

Total restructuring charges	$2,048	$1,557	$375	$1,932	$610

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
In fiscal 2007, the Company decided to transfer all intra-aortic balloon catheter manufacturing from its Everett, Massachusetts facility into other of its existing manufacturing facilities in Hradec Kralove, Czech Republic. Severance payments relate to 35 employees primarily in manufacturing at this facility. The Company expects this transfer of its intra-aortic balloon catheter manufacturing to be completed during the 2008 calendar year at an estimated total cost of $1,458. Restructuring charges related to this transfer are summarized below:

		Actual Costs Expensed
	Estimate of	For the		Costs
	Total	Twelve		expensed but
	Expected	Months Ended		not yet paid as
	Restructuring	August 31,	Total to	of August 31,
	Charges	2007	Date	2007
Severance and related expenses	$848	$627	$627	$527
Property, plant and equipment carrying cost and costs of disposal	200	—	—	—
Other, including equipment and inventory moving costs, employee relocation costs, and external consulting fees	410	34	34	—

Total restructuring charges	$1,458	$661	$661	$527

In fiscal 2007, the Company decided to close its New York Distribution Center located in Hicksville, New York, commonly known as Stepic Medical distribution facility, effective November 30, 2007. Severance payments relate to 10 employees at this facility. The Company expects to close this facility at an estimated total cost of $713. Restructuring charges related to this transfer are summarized below:

		Actual Costs Expensed
	Estimate of	For the		Costs
	Total	Twelve		expensed but
	Expected	Months Ended		not yet paid as
	Restructuring	August 31,	Total to	of August 31,
	Charges	2007	Date	2007
Severance and related expenses	$300	$—	$—	$—

Lease termination costs	100	—	—	—
Property, plant and equipment carrying cost and costs of disposal	104	104	104	—
Other, including equipment and inventory moving costs, inventory obsolescence, employee relocation costs, and external consulting fees	209	209	209	—

Total restructuring charges	$713	$313	$313	$—

5. Business Acquisitions:
In September 2004, the Company purchased certain assets of one of its distributors in Italy, AB Medica S.p.A. (“ABM”), for a total purchase price of approximately $9,471, with additional amounts payable contingent upon the sales levels of products under sales contracts purchased by the Company. The asset purchase agreement includes the purchase of customer lists, distributorship rights, as well as the inventory and specified contracts associated with the sale by ABM of the Company’s products. As of August 31, 2007, pursuant to the asset purchase agreement, the Company had paid $9,402 in cash and recorded a current liability of $69 for additional payment installments. The purchase price for this acquisition did not exceed the estimated fair value of the net assets acquired and, therefore, no goodwill has been recorded by the Company. Intangible assets acquired of $6,250, consisting of customer lists and distributorship rights, are being amortized over five years based on the anticipated period over which the Company expects to benefit from the transaction. Included in fiscal 2005 was a $1,467 charge for the step-up of inventory purchased from ABM. The results of

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
operations of this business are included in the Company’s consolidated financial statements from the date of acquisition. The purchase price for this acquisition was allocated as follows:

Inventories	$3,221
Intangible assets	6,250

Total purchase price	$9,471

In April 2006, the Company purchased certain assets of one of its distributors in the United Kingdom (UK) and Ireland, Kimal PLC, for a total purchase price of approximately $10,618. The asset purchase agreement includes the purchase of customer lists, distributorship rights, as well as the inventory and specified contracts associated with Kimal’s sale of the Company’s products in the UK and Ireland. As of August 31, 2007, pursuant to the asset purchase agreement, the Company had paid the entire $10,618 purchase price. The purchase price for this acquisition did not exceed the estimated fair value of the net assets acquired and, therefore, no goodwill has been recorded by the Company. Intangible assets acquired of $8,776, consisting of customer lists and distributorship rights, are being amortized over five years based on the anticipated period over which the Company expects to benefit from the transaction. Included in fiscal 2006 was a $1,262 charge to cost of goods sold for the step-up of inventory purchased from Kimal. The results of operations of this business are included in the Company’s consolidated financial statements from the date of acquisition. The purchase price for this acquisition was allocated as follows:

Inventories	$1,842
Intangible assets	8,776

Total purchase price	$10,618

Pro forma amounts are not presented as the acquisitions described above did not have any material effect on the Company’s results of operations or financial condition for any of the years presented.
6. Related Party Transactions:
During fiscal 2007, 2006 and 2005, the Company made purchases amounting to $189, $137 and $123, respectively, of products from Precision Medical Products, Inc. (“PMP”), a former subsidiary of Arrow Precision Products, Inc. (“Precision”), currently owned by certain former management employees of Precision, including T. Jerome Holleran, who serves as PMP’s Chairman and as a director of the Company. Precision was related to the Company through common ownership until it was dissolved on May 1, 2002.
7. Rent Expense:
The Company leases certain warehouses and production facilities, office equipment and vehicles under leases with varying terms. Rent expense under operating leases totaled $6,963, $7,467 and $6,387 for fiscal years ended August 31, 2007, 2006 and 2005, respectively. Following is a schedule by year showing future minimum rentals under operating leases:

Year Ending August 31,	Total
2008	$4,335
2009	3,288
2010	2,606
2011	1,757
2012	1,298
Thereafter	5,898

$19,182

8. Inventories:
Inventories are summarized as follows:

	August 31,
	2007	2006
Finished goods	$45,066	$39,528
Semi-finished goods / work-in-process	38,389	34,178
Raw materials	29,210	29,195

	$112,665	$102,901

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
9. Credit Facilities:
To provide additional liquidity and flexibility in funding its operations, the Company from time to time borrows amounts under credit facilities and other external sources of financing. At both August 31, 2007 and 2006, the Company had a revolving credit facility providing a total of $90,000 in available revolving credit for general business purposes, of which $34,088 and $66,070 was outstanding, respectively, all of which is owed by its foreign subsidiaries. Under this credit facility, the Company is required to comply with certain financial covenants. At August 31, 2007 and 2006, the Company was in compliance with all such covenants. Failure to remain in compliance with these covenants could trigger an acceleration of the Company’s obligation to repay all outstanding borrowings under this credit facility. The Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158 during fiscal 2007, as further discussed under Footnote 19, “New Accounting Standards“, did not have a material impact on its compliance with any of these covenants.
Certain other subsidiaries of the Company had revolving credit facilities totaling the U.S. dollar equivalent of $15,295 and $31,632, of which $691 and $4,909 was outstanding as of August 31, 2007 and 2006, respectively.
Interest rate terms for both U.S. and foreign bank credit facilities are based on either bids provided by the lender, London Interbank Offered Rates (LIBOR) or Tokyo Interbank Offered Rates (TIBOR), plus applicable margins. Interest is payable monthly during the revolving credit period. At August 31, 2007 and 2006, the weighted average interest rates on short-term borrowings were 4.7% and 2.9% per annum, respectively. Combined borrowings under these facilities decreased $36,200 during fiscal year 2007.
10. Accrued Compensation:
The components of accrued compensation at August 31, 2007 and 2006 are as follows:

	2007	2006
Accrued vacation pay	$6,560	$6,162
Accrued payroll	8,609	7,105
Accrued payroll taxes	4,475	147
Other*	4,261	1,357

	$23,905	$14,771

*	No individual items greater than 5% of total current liabilities at each of August 31, 2007 and 2006.
11. Accrued Liabilities:
The components of accrued liabilities at August 31, 2007 and 2006 are as follows:

	2007	2006
Accrued professional fees	$5,180	$2,841
Deferred revenue	5,560	3,487
Other*	15,646	13,597

	$26,386	$19,925

*	No individual items greater than 5% of total current liabilities at each of August 31, 2007 and 2006.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
12. Warranty:
The Company’s primary warranty obligation relates to sales of its intra-aortic balloon pumps, for which the Company typically offers a warranty of one year to its U.S. customers and two years to its international customers. The Company also offers a limited lifetime warranty of five years to its customers purchasing the latest version of its AutoCatTM2WAVE intra-aortic balloon pump and associated LightWAVETM catheter system. As of August 31, 2007 and August 31, 2006, the Company’s total estimated product warranty obligation was $1,050 and $719, respectively. Because this estimate is based primarily on historical experience, actual costs may differ from the amounts estimated. The change in warranty obligation for fiscal 2007 and 2006 is as follows:

	For the Fiscal Years Ended
	August 31,	August 31,
	2007	2006
Balance as of September 1	$719	$660
Additional warranties issued	1,681	1,291
Expirations / Expenditures	(1,350)	(1,232)

Balance as of August 31	$1,050	$719

13. Debt:
Debt consists of the following:

	August 31,
	2007	2006
Note payable to Diatek, Inc. originally due in November 2004, plus interest at a variable rate based upon LIBOR plus 2.00%, offset by certain charges owed to the Company by the former owners of Diatek, Inc.	$970	$995

Total debt	970	995
Less current maturities	970	995

	$—	$—

The Company has a U.S. dollar equivalent of irrevocable standby letters of credit totaling $2,314 related to workers compensation insurance coverage. The annual commitment fees associated with the letters of credit were 0.6% per annum at August 31, 2007.
Total interest costs for fiscal 2007, 2006 and 2005 were $2,096, $895 and $648, respectively.
Capitalized interest for fiscal 2007, 2006 and 2005 was $1,030, $160 and $0, respectively.
14. Income Taxes:
The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
The provision (benefit) for income taxes consists of:

	2007
	Federal	State	Foreign	Total
Current	$23,469	$2,213	$3,509	$29,191
Deferred	1,232	117	548	1,897

	$24,701	$2,330	$4,057	$31,088

	2006
	Federal	State	Foreign	Total
Current	$23,020	$2,001	$(2,510)	$22,511
Deferred	1,795	171	1,374	3,340

	$24,815	$2,172	$(1,136)	$25,851

	2005
	Federal	State	Foreign	Total
Current	$11,370	$1,440	$3,328	$16,138
Deferred	(980)	(95)	248	(827)

	$10,390	$1,345	$3,576	$15,311

The following deferred taxes and balance sheet classifications are recorded as of August 31, 2007 and 2006:

	2007	2006
Current deferred tax assets/(liabilities):
Accounts receivable	$536	$615
Inventory	5,240	8,363
Accrued liabilities	3,850	3,086
Accrued compensation	2,330	1,645

Total current deferred tax assets/(liabilities)	$11,956	$13,709

Non-current deferred tax assets/(liabilities):
Property, plant and equipment	$(11,894)	$(12,222)
Intangible assets	3,578	3,990
Accrued liabilities	(4,200)	(12,906)
Postretirement benefits other than pensions	5,643	6,408

Total non-current deferred tax assets/(liabilities)	$(6,873)	$(14,730)

	$5,083	$(1,021)

The Company has not provided deferred taxes on the undistributed earnings of non-U.S. subsidiaries at August 31, 2007 and 2006, as it is the Company’s policy to indefinitely reinvest these earnings in non-U.S. operations. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.
The Company’s effective income tax rate for fiscal 2007 was 37.1%. The primary reasons for the difference between the fiscal 2007 effective tax rate and the statutory federal income tax rate of 35.0% were increased state income taxes, the foreign statutory tax rate differential, the Extra Territorial Income tax deduction, and research and development tax credit, all as detailed in the reconciliation table below. The effective tax rate increased from fiscal 2006 mainly as a result of a reduction in export-related tax deductions and the elimination of the benefit of the Czech Republic tax holiday and increased state income taxes.
The U.S. research and development tax credits realized by the Company were $1,165, $217 and $1,391 in fiscal 2007, 2006 and 2005, respectively. The enactment of legislation in December 2006 to renew this tax credit resulted in a substantial increase in the amount of this credit for fiscal 2007, while its temporary non-renewal resulted in a substantial reduction in the amount of this credit for fiscal 2006.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate expressed as a percentage of income from operations before income taxes:

	2007	2006	2005
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.7	2.6	2.2
Foreign statutory tax rates differential	(0.2)	(0.6)	(3.2)
ETI (Extra Territorial Income Exclusion) / Section 199 deduction	(1.4)	(3.6)	(4.9)
Research and development tax credit	(1.4)	(0.4)	(1.8)
Resolution of prior period tax items	—	(4.5)	—
Incentive stock option — FAS 123R	0.9	1.0	—
Intangible sale	—	1.5	—
Other	1.5	0.6	0.6

Effective tax rate	37.1%	31.6%	27.9%

15. Retirement Benefits:
Pension Plans:
The Company has three noncontributory pension plans that cover substantially all employees. Benefits under the plans are based upon an employee’s compensation and years of service and, where applicable, the provisions of negotiated labor contracts. It is the Company’s policy to make contributions to these plans sufficient to meet the minimum funding requirements of applicable laws and regulations plus such additional amounts, if any, as the Company’s actuarial consultants advise to be appropriate. The projected unit credit method is utilized for determination of actuarial amounts.
Plan assets consist principally of U.S. government securities, short-term investments, other equity securities and cash equivalents.
The Company maintains a Defined Benefit Supplemental Executive Retirement Plan to provide pension benefits to selected executives and retired executives/directors of the Company. The plan is unfunded and the benefits provided under the plan are intended to be in addition to other employee retirement benefits offered by the Company, including but not limited to tax-qualified employee retirement plans. The accumulated benefit obligation for this pension plan, which exceeds plan assets, was $5,507 and $5,820 at August 31, 2007 and 2006, respectively.
Postretirement Benefits Other Than Pensions:
The Company provides limited amounts of postretirement health and life insurance benefit plan coverage for some of its employees. The determination of the cost of postretirement health benefit plans is based on comprehensive hospital, medical, surgical and dental benefit provisions (“Other Benefits”). The determination of the cost of postretirement life insurance benefits is based on stated policy amounts.
Early Retirement Plan:
In October 2004, the Company’s Board of Directors approved a voluntary early retirement program for all of the Company’s salaried exempt and non-exempt employees in its three locations in the Reading, Pennsylvania area who attained age 57 or older and had at least five years of service with the Company as of January 31, 2005. The program provided that each such eligible employee who made an election to retire from the Company would (1) receive payments equal to two weeks pay for each year of service with the Company and a lump sum payment of $20, (2) be treated as if such employee retired under the salaried pension plan at his or her normal retirement date without any additional years of service being credited, but without any reduction for early commencement of benefits, and (3) have his or her stock options issued under the Company’s stock incentive plans, that were unvested as of the effective date of his or her retirement, accelerated so as to vest and become fully exercisable as of such date.
During fiscal 2005, the Company recorded $1,918 related to pension and $814 related to other post-retirement benefits related to the early retirement program, which are not included in the net periodic benefit costs below. These charges to expense and credit to prepaid pension and accrued postretirement benefit obligations resulted from the Company’s waiver in connection with the early retirement program of the normal discount that customarily would have applied to a participant’s benefits if the participant had otherwise elected to retire prior to his/her normal retirement date.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
Effective for fiscal year 2007, the Company adopted the provisions of SFAS No. 158. SFAS No. 158 requires that the funded status of defined benefit postretirement plans be recognized on the Company’s consolidated balance sheets, and the changes in the funded status be reflected in comprehensive income. The incremental effect of applying SFAS No. 158 on individual line items on the consolidated balance sheet as of August 31, 2007 was as follows:

	Before		After
	Application of		Application of
	SFAS No. 158	Adjustments	SFAS No. 158
Deferred tax liability	$(1,526)	$8,399	$6,873
Intangible assets	39,593	(3,290)	36,303
Prepaid pension costs	32,297	(14,988)	17,309
Accrued postretirement and pension benefit obligations	26,594	(3,633)	22,961
Accumulated other comprehensive income	(10,897)	13,528	2,631
The following summarizes the Company’s benefit obligations, changes in plan assets and funded status:

	Pension Benefits		Other Benefits
	August 31,		August 31,
	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$105,444	$110,150	$22,368	$24,056
Service cost	4,993	5,067	602	609
Interest cost	6,377	5,738	1,323	1,157
Plan participants’ contributions	—	—	149	—
Amendments	(8,141)	2,764	—	—
Actuarial (gain) loss	(195)	(14,196)	(4,282)	(2,337)
Translation adjustment	—	(51)	—	—
Settlements	(297)	—	—	—
Benefits paid	(4,348)	(4,028)	(1,301)	(1,117)

Benefit obligation at end of year	$103,833	105,444	$18,859	22,368

	Pension Benefits		Other Benefits
	August 31,		August 31,
	2007	2006	2007	2006
Change in plan assets:
Fair value of plan assets at beginning of year	$107,469	$94,091	$—	$—
Actual return on plan assets	11,626	7,419	—	—
Translation adjustment	(133)	(27)	—	—
Employer contributions	1,033	10,014	1,151	1,117
Plan participants’ contributions	—	—	149	—
Benefits paid	(4,645)	(4,028)	(1,300)	(1,117)

Fair value of plan assets at end of year	$115,350	$107,469	$—	$—

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

	Pension Benefits		Other Benefits
	August 31,		August 31,
	2007	2006	2007	2006
Funded status	$11,539	$2,025	$(18,859)	$(22,368)
Unrecognized net actuarial loss	—	17,970	—	7,957
Unrecognized prior service cost	—	12,762	—	577
Unrecognized transition obligation (asset)	—	239	—	435
Contributions	—	21	—	—

Prepaid (accrued) benefit cost	$11,539	$33,017	$(18,859)	$(13,399)

	Pension Benefits		Other Benefits
	August 31,		August 31,
	2007	2006	2007	2006
Amounts recognized in the statement of financial position consist of:
Noncurrent assets	$17,309	$39,195	$—	$—
Current liabilities	(579)	—	(1,089)	(360)
Noncurrent liabilities	(5,191)	(6,202)	(17,770)	(13,039)
Accumulated other comprehensive income	—	24	—	—

Net amount recognized	$11,539	$33,017	$(18,859)	$(13,399)

	Pension Benefits		Other Benefits
	August 31,		August 31,
	2007	2006	2007	2006
Amounts recognized in accumulated other comprehensive income consist of:
Prior service costs (credits)	$10,867	$—	$589	$—
Transition obligation (asset)	211	—	386	—
Net actuarial loss (gain)	6,771	—	3,165	—

	$17,849	$—	$4,140	$—

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with plan assets in excess of accumulated benefit obligations were $97,630, $89,052 and $114,939 for 2007, respectively, and $98,177, $87,369 and $107,005 for 2006, respectively.
The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $6,203, $5,963 and $411 for 2007, respectively, and $7,267, $6,564 and $464 for 2006, respectively.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
Plan Assumptions
Weighted average assumptions used in developing the benefit obligation and net periodic benefit cost were as follows:

	Pension Benefits		Other Benefits
	August 31,		August 31,
Benefit obligation	2007	2006	2007	2006
Discount rate	6.28%	5.95%	6.30%	5.75%
Expected return on plan assets	8.50%	8.50%	N/A	N/A
Rate of compensation increase	3.49%	3.97%	3.50%	4.00%

Health care cost trend rate:
Initial trend rate	N/A	N/A	9.00%	9.50%
Ultimate trend rate	N/A	N/A	5.00%	5.00%
Years until ultimate trend is reached	N/A	N/A	5	6

	Pension Benefits			Other Benefits
	August 31,			August 31,
Net periodic benefit cost	2007	2006	2005	2007	2006	2005
Discount rate	6.00%	5.25%	6.25%	5.75%	5.00%	6.25%
Expected return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%

Health care cost trend rate:
Initial trend rate	N/A	N/A	N/A	9.50%	9.00%	10.00%
Ultimate trend rate	N/A	N/A	N/A	5.00%	5.00%	5.00%
Years until ultimate trend is reached	N/A	N/A	N/A	5	6	9
The asset allocation of the Company’s pension plans at August 31, 2007 and August 31, 2006, and the target allocation for fiscal 2008, by asset category, is summarized in the table below:

		Percentage of Plan Assets for the Years
	Long-Term Range of Target Allocations	ended August 31,
Asset Category	For the Year ended August 31, 2008	2007	2006
Equity Securities (1)	35% - 65%	72%	71%
Debt Securities	15% - 25%	24%	24%
Alternatives (2)	10% - 35%	4%	4%
Cash	2% - 5%	0%	1%

Total		100%	100%

(1)	Equity securities do not include any of the Company’s common stock.

(2)	Alternatives include Hedge Funds, Private Equity and Real Assets.
The Plan’s investment strategy supports the objectives of its plans. These objectives are to maximize returns in order to minimize contributions within reasonable and prudent levels of risk, to achieve and maintain full funding of the accumulated benefit obligation and the actuarial liability, to maintain liquidity sufficient to pay current plan benefits, to seek investment managers that outperform their respective counterparts, and to earn a nominal rate of return, net of expenses. To achieve these objectives, the Company has established a strategic asset allocation policy. The target allocations by asset class are summarized above. Rebalancing occurs when the target ranges are exceeded. Investments are diversified across classes and within each class to minimize the risk of large losses. Periodic reviews are made of the liability measurement, investment objectives, and the investment managers.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
The discount rate was determined using a yield curve that was produced from a universe containing over 500 U.S.-issued, AA-graded corporate bonds, all of which were noncallable (or callable with make whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. This discount rate was developed as the level-equivalent rate that would produce the same present value as that using spot rates to discount the projected benefit payments. The process of developing the discount rate and its ultimate selection seeks to approximate the cash outflows with the timing and amounts of the expected benefit payments.
The expected long-term rate of return on plan assets is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Assumed projected rates of return for each of the plan’s projected asset classes were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed, adjusted for historical and expected experience of active portfolio management results compared to the benchmark returns and for the effect of expenses paid from plan assets. The Company reviews this long-term assumption on an annual basis.
The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This Act introduces a Medicare prescription-drug benefit beginning in 2006 as well as a federal subsidy to sponsors of retiree health care plans that provide a prescription drug benefit at least as generous as the Medicare program for its Medicare-eligible retirees. The Company has concluded that it is not eligible to receive this federal subsidy.
Total benefits expected to be paid to participants, which includes payments funded from the Company’s assets, are summarized in the table below:

Expected Benefits Payments	Pension Benefits	Other Benefits
2008	$4,750	$1,089
2009	4,973	1,178
2010	5,156	1,238
2011	5,417	1,333
2012	5,720	1,398
2013 — 2017	33,774	7,318
The Company may elect to make employer contributions to its defined benefit pension plans in fiscal 2008 of no more than $41,000, which represents the maximum tax-deductible contribution.

	Pension Benefits			Other Benefits
Components of net periodic (benefit)	August 31,			August 31,
cost for the fiscal years ended	2007	2006	2005	2007	2006	2005
Service cost	$4,993	$5,067	$4,264	$602	$609	$369
Interest cost	6,377	5,738	5,831	1,323	1,157	947
Expected return on plan assets	(8,922)	(8,514)	(7,121)	—	—	—
Amortization of prior service costs (credits)	1,360	1,162	1,197	(12)	(12)	(12)
Amortization of transition obligation (asset)	(19)	(89)	(88)	49	49	49
Amortization of net actuarial loss (gain)	818	2,097	1,357	510	616	106
Settlement charge	117	—	—	—	—	—

Net periodic (benefit) cost	$4,724	$5,461	$5,440	$2,472	$2,419	$1,459

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care costs trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point Increase	Point Decrease
Effect on total of service and interest cost components	$145	$(125)
Effect on postretirement benefit obligation	$1,329	$(1,156)

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
Savings Plan:
The Company has a defined contribution 401(k) savings plan that covers substantially all of its eligible U.S. employees. The purpose of the plan is generally to provide additional financial security to employees during retirement. Participants in the savings plan may elect to contribute, on a before-tax basis, a certain percent of their annual earnings with the Company matching a portion of these contributions. Expense under the plan related to the Company’s matching contribution was $1,590, $1,374 and $1,272 for fiscal 2007, 2006 and 2005, respectively.
The Company may contribute to each eligible participant’s 401(k) plan account an additional amount equal to 1% of each participant’s monthly compensation in the form of vested shares of Arrow common stock. This stock contribution program resulted in expense to the Company of $999, $928 and $891 for fiscal 2007, 2006 and 2005, respectively.
16. Segment Reporting:
SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires the reporting of certain financial information for each operating segment. The Company has one operating segment as defined in this standard, based on the fact that its various business components do not possess the defined characteristics meeting the standard’s definition of operating segments. For instance, the Company’s current management structure is designed to operate the business as a whole, with no divisional responsibilities. In addition, over 90% of the Company’s net sales are generated from catheter and catheter-related products. Therefore, the Company continues to operate as a single operating segment. The Company operates in three main geographic regions and information about its product and geographic areas is presented below.
The following table provides information about the Company’s sales by product category:

	2007		2006		2005
	Critical	Cardiac	Critical	Cardiac	Critical	Cardiac
	Care	Care	Care	Care	Care	Care
Sales to External customers	$438,400	$73,400	$411,200	$70,400	$385,400	$68,900
The following tables present information about geographic areas:

	2007
	United		Asia and
	States	Europe	International	Eliminations	Consolidated
Sales to unaffiliated customers	$302,000	$111,800	$98,000	$—	$511,800
Long-lived assets at August 31*	$108,200	$57,200	$19,200	$(700)	$183,900

	2006
	United		Asia and
	States	Europe	International	Eliminations	Consolidated
Sales to unaffiliated customers	$291,400	$93,400	$96,800	$—	$481,600
Long-lived assets at August 31*	$103,800	$53,100	$17,500	$(500)	$173,900

	2005
	United		Asia and
	States	Europe	International	Eliminations	Consolidated
Sales to unaffiliated customers	$277,600	$85,600	$91,100	$—	$454,300
Long-lived assets at August 31*	$104,200	$30,900	$17,800	$(700)	$152,200

*	Long-lived assets includes only tangible assets.

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
17. Financial Instruments:
During fiscal 2007 and 2006, the percentage of the Company’s sales invoiced in currencies other than U.S. dollars was 29.4% and 27.5%, respectively. In addition, a part of the Company’s cost of goods sold is denominated in foreign currencies. The Company enters into foreign currency forward contracts, which are derivative financial instruments, with major financial institutions to reduce the effect of these foreign currency risk exposures, primarily on U.S. dollar cash inflows resulting from the collection of intercompany receivables denominated in foreign currencies. Such transactions occur throughout the year and are probable, but not firmly committed. Foreign currency forward contracts are marked to market each accounting period, and the resulting gains or losses on these contracts are recorded in other (income) / expense of the Company’s consolidated statements of income. Gains and losses on these contracts are offset by the changes in the U.S. dollar value of the foreign denominated assets, liabilities and transactions being hedged. The Company’s policy prohibits the use of derivative instruments for speculative purposes. The Company expects to continue to utilize foreign currency forward contracts to manage its exposure, although there can be no assurance that the Company’s efforts in this regard will be successful.
The Company’s exposure to credit risk consists principally of trade receivables. Hospitals and international dealers account for a substantial portion of trade receivables, and collateral is generally not required. The Company believes its risk associated with this concentration is limited due to the Company’s ongoing credit review procedures.
At August 31, 2007, the Company had foreign currency forward contracts to sell foreign currencies which mature at various dates through November 2007. The following table identifies foreign currency forward contracts to sell foreign currencies at August 31, 2007 and August 31, 2006 as follows:

	August 31, 2007		August 31, 2006
	Notional	Fair Market	Notional	Fair Market
	Amounts	Value	Amounts	Value
Foreign currency: (U.S. Dollar Equivalents)

Japanese yen	$422	$432	$2,177	$2,146
Canadian dollars	—	—	1,437	1,448
Euro	14,733	14,731	7,694	7,694
Mexican peso	896	899	913	909
African rand	944	982	1,827	1,793
British pound	3,019	3,021	3,989	4,007

	$20,014	$20,065	$18,037	$17,997

At August 31, 2007, the Company also had foreign currency forward contracts to buy foreign currencies which mature at various dates through December 2007. The following table identifies foreign currency forward contracts to buy foreign currencies at August 31, 2007 and August 31, 2006 as follows:

	August 31, 2007		August 31, 2006
	Notional	Fair Market	Notional	Fair Market
	Amounts	Value	Amounts	Value
Foreign currency: (U.S. Dollar Equivalents)

Czech koruna	$6,146	$6,416	$19,168	$19,510
From time to time, the Company purchases foreign currency option contracts to hedge anticipated sales in foreign currencies to foreign subsidiaries. The option premiums paid are recorded as assets and amortized over the life of the option. Other than the risk associated with the financial condition of the counterparties, the Company’s maximum exposure related to foreign currency options is limited to the premiums paid. During fiscal 2007 and 2006, the Company did not recognize any time value or intrinsic value losses against cost of sales. The Company had no foreign currency option contracts outstanding at August 31, 2007 and August 31, 2006.
Operations of the Company are also exposed, in the normal course of business, to fluctuations in interest rates. The interest rate risk exposure results from changes in short-term Japanese Yen interest rates. In fiscal 2005 and 2004, the Company entered into interest

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
rate swaps to reduce the impact of its floating rate debt. These swap agreements allowed the Company to exchange floating rate for fixed rate interest payments over the life of the agreement. The differential was accrued as interest rates changed and was recorded as interest expense. The effect of these agreements was to limit interest rate exposure to between 1.63% and 1.75% on $2,138 of the Company’s revolving credit. In fiscal 2007, the Company terminated these interest rate swaps and recorded $36 to other expense in recognition of the loss incurred to terminate the agreement. As a result of these swap agreements, interest expense increased by $5 and $27 for the fiscal years ended August 31, 2007 and 2006, respectively. The fair value of these swap agreements was $0 and $46 at August 31, 2007 and 2006, respectively.
18. Contingencies:
The Company is a party to certain legal actions, including product liability and employment matters, arising in the ordinary course of its business. From time to time, the Company is also subject to legal actions involving patent and other intellectual property claims.
The Company had been a defendant in a lawsuit in the United States District Court in the Southern District of New York, in which the plaintiffs, Thierry Pourchez and Bard Access Systems, Inc., alleged that the Company’s Cannon-Cath™ split-tip hemodialysis catheters, which were acquired as part of the Company’s acquisition in November 2002 of specified assets of Diatek, Inc., infringed a patent owned by or licensed to the plaintiffs. In November 2003, this lawsuit was stayed pending the U.S. Patent and Trademark Office’s ruling on its re-examination of the patent at issue. In September 2005, the Court dismissed this lawsuit because the U.S. Patent and Trademark Office had not yet concluded its re-examination of the patent at issue. On September 17, 2007, the Company entered into a settlement and license agreement with Thierry Pourchez and Bard Access Systems, Inc. As of August 31, 2007 the Company was fully reserved for this settlement amount.
On June 15, 2007, a judgment was awarded to the Company and The Johns Hopkins University in their patent infringement lawsuit against Datascope Corp. of Montvale, New Jersey in the United States District Court in Baltimore, Maryland. This judgment was amended on August 9, 2007, to include, among other things, a permanent injunction against Datascope’s sales of its Prolumen product. Johns Hopkins and the Company had brought suit against Datascope for infringing patents relating to the Arrow-Trerotola™ Percutaneous Thrombolytic Device (PTD®), which is used to mechanically declot native arterio-venous fistulae and synthetic hemodialysis grafts. The Baltimore jury found that the Datascope ProLumen device infringed three patents relating to the PTD that are owned by Johns Hopkins and licensed by the Company, and upheld their validity. The Company manufactures and sells the PTD, which was invented by Dr. Scott Trerotola while working at Johns Hopkins University. The jury also awarded damages amounting to an 18% royalty on Datascope’s sales of the infringing device. Subsequent to the jury’s verdict, the Court dismissed counterclaims filed by Datascope for inequitable conduct and unclean hands. Datascope has appealed the verdict.
On July 11, 2007, Medical Components of Harleysville, Pennsylvania sued the Company for infringing U.S. Patent No. 6,881,211, which covers methods of making split tip catheters. The plaintiff alleges that the Company’s Cannon Catheter, Cannon II, Cannon II Plus, and Edge products infringe a patent owned by he plaintiff. Based on the information presently available to the Company, the Company believes that its products do not infringe any valid claim of the plaintiff’s patent and that, consequently, it has meritorious legal defenses with respect to this action.
The Company also commenced a patent infringement lawsuit in the United States District Court in Boston, Massachusetts against Spire Corporation of Bedford, Massachusetts. The Company is the owner of United States Patent No. 6,872,198, which covers a method of inserting a double-Y-shaped multi-lumen catheter. The Company has alleged that the use of Spire’s Pourchez RetrO™ High Flow Kink-Resistant Catheter infringes this patent. This case has been stayed to allow the parties to seek an amicable settlement. If no settlement is reached by the end of October 2007, the case will resume with the completion of the discovery phase, followed by a trial anticipated during the 2008 calendar year, although the Company cannot presently predict the precise timing.
Although the ultimate outcome of any of these actions is not expected to have a material adverse effect on the Company’s business or financial condition, whether an adverse outcome in any of these actions would materially adversely affect the Company’s reported results of operations in any future period cannot be predicted with certainty.
19. New Accounting Standards:
The FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109” (“FIN 48”), in July 2006. The intent of FIN 48 is to clarify the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109. This interpretation imposes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the requirements of FIN 48 and has not yet determined the impact this adoption will have on its consolidated financial statements.
The FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.” This statement allows an entity to choose to measure many financial instruments and certain other items at fair value. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS No. 159 will be effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this statement will have a material impact on its consolidated financial statements.
20. Product Recall:
In December 2004, the Company announced a voluntary nationwide recall of all of its Neo©PICC® 1.9 FR Peripherally Inserted Central Catheters (the “NeoPICC Catheters”) as a result of having received several reports of adverse events involving the utilization of the NeoPICC Catheters. The NeoPICC Catheter is part of the Company’s Neo©Care product line of catheters and related procedure kits for neonatal intensive care. The Company cooperated with the FDA in conducting the voluntary recall.
The Company sent recall notices to approximately 800 hospitals and 16 dealers. In fiscal 2005, the Company recorded a charge against net sales of $500, representing its issued sales credits and an estimate for those sales credits yet to be issued relating to returned NeoPICC Catheters. As of August 31, 2007, the Company had issued sales credits totaling the full $500 and does not anticipate the need to issue any additional credits.
To address the inspectional observations of the FDA and to facilitate the integration of its Neo©Care manufacturing operations into its other existing facilities, the Company in January 2005 temporarily ceased the manufacture, shipment and sale of its entire Neo©Care product line, including the NeoPICC Catheters, until it has completed the implementation of all corrective actions related to the FDA’s inspections.
The Company’s Neo©Care product line sales were $2,048 in fiscal 2005 through January 2005, when it temporarily suspended all Neo©Care product sales as described above. As of August 31, 2007, the Company had fully reserved for its inventories of NeoPICC Catheters. Inventories of other Neo©Care products were approximately $1,358 at August 31, 2007, which amount included a $359 reserve for potentially unusable inventory.
21. Earnings per Share:
The following is a reconciliation of weighted average common shares outstanding assuming dilution used in the calculation of earnings per share for the fiscal years ended August 31, 2007, 2006 and 2005:

	2007	2006	2005
Net income	$52,670	$56,009	$39,513

Weighted average common shares outstanding	45,186	44,767	44,300
Incremental common shares issuable: stock options and awards	582	506	708

Weighted average common shares outstanding assuming dilution	45,768	45,273	45,008

Basic earnings per common share	$1.17	$1.25	$0.89

Diluted earnings per common share	$1.15	$1.24	$0.88

Stock options outstanding to purchase 14,714 and 135,355 shares of common stock for the fiscal years ended August 31, 2007 and 2006, respectively, were not included in the computation of earnings per share assuming dilution because the options’ exercise prices were higher than the average market price of the Company’s common stock.
22. Subsequent Events:
On October 1, 2007, the Company completed its merger (the “Merger”) with AM Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Teleflex Incorporated (“Teleflex”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Teleflex. The Merger was conducted in accordance with the Agreement and Plan of Merger, dated July 20, 2007, by and among the Company, Teleflex and Merger Sub (the “Merger Agreement”).
In connection with the consummation of the Merger, the Company (i) notified the NASDAQ Stock Market (“NASDAQ”) on October 1, 2007 that, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company, including shares of restricted stock, whether vested or unvested, was converted into the right to receive $45.50 in cash, without interest, (ii) requested that the NASDAQ suspend trading of the Company’s common stock on the NASDAQ as of the close of the market on October 1, 2007, and (iii) requested that the NASDAQ file with the Securities and Exchange Commission an application

ARROW INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)
on Form 25 to report that the shares of common stock of the Company are no longer listed on the NASDAQ. Pursuant to such requests, trading of the Company’s common stock was suspended as of the close of the market on October 1, 2007 and the NASDAQ filed an application with the Securities and Exchange Commission on Form 25 to report that the shares of common stock of the Company are no longer listed on the NASDAQ.
In connection with the consummation of the Merger, at the effective time of the Merger, each issued and outstanding share of common stock of the Company, par value $0.01 per share, was cancelled, and each such share was converted into the right to receive $45.50 in cash, without interest. All options to purchase common stock of the Company that were outstanding and unexercised, whether vested or unvested, have been cancelled and the holder thereof will be entitled to receive an amount in cash equal to the excess, if any, of $45.50 over the exercise price per share of common stock of the Company subject to such options, less applicable withholding taxes.
In connection with the consummation of the Merger, and in accordance with the Merger Agreement, each of the directors of the Company (John H. Broadbent, Jr., John E. Gurski, T. Jerome Holleran, R. James Macaleer, Marlin Miller, Jr., Raymond Neag and Anna M. Seal) resigned from the board of directors of the Company, effective as of the effective time of the merger.
Pursuant to the Merger Agreement, the directors of Merger Sub became the directors of the Company as of the effective time of the Merger.
The Company does not expect the Merger with Teleflex to have a material impact on its consolidated financial statements.